Exhibit 99.1

August 30, 2019	PRESS RELEASE

BankGuam Holding Company

Declares Dividends

BankGuam Holding Company (BKGMF) announced that its Board of Directors declared a quarterly cash dividend of $0.10 per share for the holders of its common stock and a dividend payment to the holders of the Company’s 5.5% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series A, at its Board’s regular meeting held on Monday, August 26, 2019. The dividends will be paid on September 30, 2019, to shareholders of record as of September 13, 2019.

CONTACT: BankGuam Holding Company

William D. Leon Guerrero, Chairman of the Board

(671) 472-5273